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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Price Legacy Corporation previously known as Price Enterprises, Inc. pertaining to the Price Enterprises, Inc. 2001 Stock Option and Incentive Plan, as amended and Individual Option Agreements Granted under the 1998 Stock Option Plan of Excel Legacy Corporation, of our report dated January 19, 2001 (except for Note 13, as to which the date is January 26, 2001), with respect to the consolidated financial statements and schedules of Price Enterprises, Inc., included in the Amendment No. 2 to the Annual Report (Form 10-K/A) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.




                                                        /s/ ERNST & YOUNG LLP

San Diego, California
September 18, 2001